Exhibit 23.5

Consent of Independent Consultant

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 and related Prospectus Supplement of CNOOC Limited for the registration of debt securities and guarantees and to the incorporation by reference therein of our report included in its Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

McDaniel & Associates Consultants Ltd.

By:	/s/ J. W. B. Wynveen
Name:	J. W. B. Wynveen, P. Eng.
Title:	Executive Vice President

McDaniel & Associates Consultants Ltd.

2200, Bow Valley Square 3,

255 - 5 Avenue S.W. Calgary, Alberta,

T2P 3G6 Canada

August 15, 2019

2200, Bow Valley Square 3, 255 - 5 Avenue SW, Calgary AB T2P 3G6     Tel: (403) 262-5506     Fax: (403) 233-2744     www.mcdan.com